Exhibit 10.35

January 25, 2020

Mr. John C. Corbett

c/o CenterState Bank Corporation CenterState Bank, N.A.

1101 First Street South, Suite 202 Winter Haven, Florida 33880

Dear Corbett:

This letter (this “Letter Agreement”) memorializes our recent discussions and mutual agreement regarding the terms of your continued employment following the completion of the merger (the “Merger”) contemplated by the Agreement and Plan of Merger by and between South State Corporation (“South State”) and CenterState Bank Corporation (the “Company”), dated as of January 25, 2020 (the “Merger Agreement”). We look forward to your continued leadership.

1.	Effectiveness, Your Current Agreement and Definitions

This Letter Agreement supplements your Employment Agreement entered into with CenterState Banks, Inc., dated as of July 13, 2010 (the “Employment Agreement”), which will otherwise remain in full force and effect in accordance with its current terms. Capitalized terms used but not defined in this Letter Agreement are used with the meanings ascribed to them in the Employment Agreement. If your employment with the Company terminates for any reason before the Effective Time or the Merger Agreement is terminated before the closing of the Merger, this Letter Agreement will automatically terminate and be of no further force or effect and neither of the parties will have any obligations hereunder.

2.	Position

Following the effective time of the Merger (the “Effective Time”), you will serve as the Chief Executive Officer of the Surviving Entity (as defined in the Merger Agreement) and President and Chief Executive Officer of the Surviving Bank (as defined in the Merger Agreement), reporting directly and only to the Board of Directors (the “Board”) of the Surviving Entity.

No further action is required by you to make the transitions and resignations provided for in this paragraph or the immediately preceding paragraph effective, but you agree to execute any documentation the Company and South State reasonably requests at the time to confirm it.

3.	Pre-Existing Entitlements

You and the Company acknowledge that the occurrence of the Merger will constitute a “Change in Control” as defined under the Employment Agreement. Accordingly, pursuant to Article 5 of the Employment Agreement, subject to your continued employment through the Effective Time, the Company is required to pay to you a lump-sum payment in an amount in cash equal to three times the highest annual compensation as reported on your Form W-2 over the three-year period immediately preceding the year in which the Effective Time occurs (the “Change in Control Payment”), payable on the date of the closing of the Merger (the “Closing Date”).

You acknowledge and agree that, in connection with the closing of the Merger, you hereby waive your right to receive the Change in Control Payment under the terms of the Employment Agreement as a result of the Merger, and the Company will not pay you such amounts on the Closing Date (the “Change in Control Waiver”). In consideration for the Change in Control Waiver, and notwithstanding the foregoing or any other provision of the Employment Agreement, (A) if your employment with the Surviving Entity is terminated by the Surviving Entity without Cause or if you resign with Good Reason on or before the third anniversary of the Closing Date, then subject to Section 4.3 of the Employment Agreement and in lieu of any severance payments and benefits that you would otherwise be entitled to under Article 4 of the Employment Agreement, the Surviving Entity will pay you (i) an amount in cash equal to the Change in Control Payment (plus any Excise Tax Payment) and (ii) an additional cash payment in an amount equal to (x) 25% multiplied by (y) the Change in Control Payment (the sum of (i) plus (ii), the “Revised Change in Control Payment”), which Revised Change in Control Payment will be payable within 30 days after your termination date; and (B) if there is a Change in Control of the Surviving Entity during the term of the Employment Agreement at any time after the Merger, then any amount payable under Section 5.1 of the Employment Agreement shall be equal to the amount of the Revised Change in Control Payment. The parties agree that the additional amount set forth in clause (ii) of the preceding sentence constitutes a material increase to the present value of the Change in Control Payment and valid and sufficient consideration for the Change in Control Waiver.

For purposes of clarity, upon your termination of employment under any circumstances other than as set forth in clause (A) above, Article 4 of the Employment Agreement shall govern, and you shall be entitled to any payments and benefits as set forth therein.

4.	Good Reason Definition

Effective immediately following the Effective Time, notwithstanding the provisions of Section 3.3 of the Employment Agreement, the definition of “Good Reason” in the Employment Agreement shall also include a diminution of the Executive’s Base Salary or then-current target or maximum annual and long term incentive compensation opportunity.

5.	No Other Changes

Except as provided herein, all other terms of the Employment Agreement shall remain in full force and effect and are hereby ratified and confirmed in all respects.

6.	Governing Law; Arbitration

This Letter Agreement will be governed by and construed in accordance with the laws of the State of Florida, without regard to conflicts of law principles. Any actions or proceedings instituted under this Letter Agreement shall be brought and tried solely in the courts located in Polk County, Florida or in the federal court having jurisdiction in Winter Haven, Florida.

7.	Entire Agreement; Amendments

Except as expressly set forth herein, this Letter Agreement, together with the Employment Agreement, contains the entire agreement between the parties with respect to the employment of you by the Surviving Entity and supersedes any and all prior understandings, agreements or correspondence between the parties. This Letter Agreement may not be altered, modified or amended except by written instrument signed by the parties.

8.	Miscellaneous

The invalidity or unenforceability of any provision of this Letter Agreement will not affect the validity or enforceability of any other provision hereof, and this Letter Agreement will be construed as if the invalid and unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

Upon the expiration or other termination of this Letter Agreement, the respective rights and obligations of the parties hereto will survive such expiration or other termination to the extent necessary to carry out the intentions of the parties hereunder. This Letter Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

[Signature Page Follows]

If this Letter Agreement correctly describes our understanding, please execute and deliver a counterpart of this signature page, which will become a binding agreement on our receipt.

Sincerely,
CenterState Bank Corporation
By: /s/ Stephen D. Young
Name: Stephen D. Young
Title: Chief Operating Officer
CenterState Bank, N.A.
By: /s/ Stephen D. Young
Name: Stephen D. Young Title: Chief Operating Officer
Accepted and Agreed
I hereby agree with and accept the terms and conditions of this Letter Agreement:

/s/ John C. Corbett
Name: John C. Corbett
Date: January 25, 2020

[Signature Page to Letter Agreement]